Exhibit 5.3

May 13, 2021

Insmed Incorporated
700 US Highway 202/206
Bridgewater, NJ 08807

Ladies and Gentlemen:

We have acted as special counsel to Insmed Incorporated, a Virginia corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”) of (i) $575,000,000 aggregate principal amount of its 0.75% Convertible Senior Notes due 2028 (the “Notes”), issued pursuant to the indenture, dated January 26, 2018 (the “Base Indenture”), as supplemented by the second supplemental indenture thereto, dated May 13, 2021 (together with the Base Indenture, the “Indenture”), by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) and (ii) the shares of the Company’s common stock, par value $0.01 per share, that may be issued upon conversion of the Notes, pursuant to the registration statement on Form S-3 (File No. 333-238560) filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2020 under the Securities Act (such registration statement is herein referred to as the “Registration Statement”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have assumed further that the Company has duly authorized the Notes, has duly authorized, executed and delivered the Indenture, and is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Indenture and the Notes. We note that you are relying with respect to all matters of Virginia law on an opinion of Hunton Andrews Kurth LLP, dated as of the date hereof, which opinion is filed as Exhibit 5.1 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We have assumed that the Trustee has duly authorized, executed and delivered the Indenture.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when the Notes have been (a) duly executed by the Company and duly authenticated and delivered by the Trustee in accordance with the Indenture and (b) issued and delivered by the Company against payment of the purchase price therefor in accordance with the Underwriting Agreement, dated May 10, 2021, among the Company and J.P. Morgan Securities LLC and SVB Leerink LLC, as Managers of the several underwriters named therein, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law, (ii) releases or waivers of unmatured claims or rights, (iii) indemnification, contribution, exculpation or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy, (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest, (v) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received, (vi) restrictions upon transfers, pledges or assignments of a party’s rights under the Indenture, or (vii) provisions purporting to make a party’s determination conclusive.

We are members of the bars of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Current Report on Form 8-K that will be incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement dated May 10, 2021 with respect to the offering of the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP